Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Bob Joyce
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

•                  Protect and Direct segment achieves record second quarter net sales and operating profit

•                  International sales increase 20% and domestic sales increase 9% over the second quarter of fiscal 2007

•                  Quixote Beijing reports net sales of nearly $1 million and is profitable

CHICAGO, IL, January 29, 2008 – Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2008 second quarter ended December 31, 2007.

For the second quarter of fiscal 2008, net sales increased 11% to $34,080,000 compared to net sales of $30,655,000 for the second quarter of fiscal 2007.  The increase in net sales reflected improved performance across each of the Company’s business segments, including strong international sales.  Operating profit for the second quarter of fiscal 2008 was $2,367,000, or 7% of net sales, compared to operating profit of $367,000 for the second quarter of fiscal 2007.  Net earnings for the second quarter of fiscal 2008 were $759,000, or $0.08 per diluted share, compared to a net loss of $511,000, or $0.06 per diluted share, for the second quarter of fiscal 2007.

There were no special items recorded in the second quarter of fiscal 2008.  The Company’s results for the second quarter of fiscal 2007 included a gain on the sale of assets of $96,000 as well as special charges totaling $2,060,000 related to the Company’s restructuring initiatives in the Intersection Control segment.  Excluding the above-mentioned items, operating profit in the fiscal 2007 second quarter was $2,331,000.   Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

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QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Net sales for the first six months of fiscal 2008 increased to $66,099,000 from $64,816,000 for the first six months of fiscal 2007.  The Company reported operating profit of $4,218,000, or 6% of net sales, in the first six months of fiscal 2008 compared with an operating loss of $8,058,000 in the first six months of fiscal 2007.  Net earnings for the first six months of fiscal 2008 was $1,229,000, or $0.13 per diluted share, compared to a net loss for the first six months of fiscal 2007 of $6,406,000, or $0.72 per diluted share.

There were no special items recorded in the first six months of fiscal 2008.  The Company’s results for the first six months of fiscal 2007 included a gain on the sale of assets of $593,000 as well as special charges totaling $11,275,000.  These special charges consisted of restructuring costs of $7,655,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines in the Intersection Control segment.  Excluding the above-mentioned items, operating profit in the first six months of fiscal 2007 was $2,624,000, or 4% of net sales.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Overall, our performance was strong in the second quarter driven by an increase in international and domestic revenue across each of our three segments.  We are particularly pleased with the performance of our Protect and Direct segment, which achieved record second quarter sales and profitability.  Sales for the Protect and Direct segment increased 8% compared to the second quarter of last year led by strong international results and a 4% increase in domestic sales.  Sales in our Inform segment increased 17%, in part as we shipped orders that were delayed by our customers in the first quarter of 2008.  The increased sales led to a 25% improvement in profitability for the Inform segment.  Sales for our Intersection Control segment increased 14% primarily due to increased sales across most major product lines.  However, this segment recorded a modest loss for this second quarter as a result of unfavorable product sales mix.”

Mr. Jezuit added, “International sales increased 20% during the quarter led by sales in the Asia-Pacific region, which includes China.  Our recently formed company in China, Quixote (Beijing) Co., Ltd., recorded nearly $1 million in net sales and its first quarterly profit.  Although we expect that sales from China will be uneven, similar to our experience in the early stages of other international markets, we believe that its performance for this second quarter is an encouraging start as we build our presence in this marketplace.  We are pleased with the increasingly strong performance of our international sales efforts and continue to see significant long-term opportunity for our products in the global market.”

QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Mr. Jezuit concluded, “Looking forward, we are working to continue to increase sales and profitability in each of our business segments.  Although the market environment remains challenging due to the domestic economy, we believe we are well positioned to benefit from additional business opportunities.  Overall, we expect modest improvement in net sales and profitability in the third quarter compared to the third quarter of fiscal 2007 as we enter the seasonally stronger second half of our fiscal year.  In the second half, we hope to see continued growth internationally, improvement in domestic growth as a late-cycle beneficiary of industry spending and to begin shipments of the New York City contract within the Intersection Control segment.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, January 29, 2008, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2007, under the caption “Forward-Looking Statements” and “Risk Factors” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Quixote Corporation
Earnings Summary

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$34,080,000	$30,655,000	$66,099,000	$64,816,000
Cost of sales	22,662,000	19,671,000	44,661,000	45,803,000

Gross profit	11,418,000	10,984,000	21,438,000	19,013,000

Operating expenses:
Selling & administrative	7,809,000	7,392,000	14,732,000	17,382,000
Research & development	1,242,000	1,261,000	2,488,000	2,627,000
Gain on sale of assets		(96,000)		(593,000)
Restructuring costs		2,060,000		7,655,000
	9,051,000	10,617,000	17,220,000	27,071,000

Operating profit (loss)	2,367,000	367,000	4,218,000	(8,058,000)

Other income (expense):
Interest income		2,000	2,000	17,000
Interest expense	(1,143,000)	(1,193,000)	(2,238,000)	(2,291,000)
	(1,143,000)	(1,191,000)	(2,236,000)	(2,274,000)

Earnings (loss) before income taxes	1,224,000	(824,000)	1,982,000	(10,332,000)
Income tax provision (benefit)	465,000	(313,000)	753,000	(3,926,000)

Net earnings (loss)	$759,000	$(511,000)	$1,229,000	$(6,406,000)

Per share data - basic:
Net earnings (loss)	$0.08	$(0.06)	$0.14	$(0.72)
Average common shares outstanding	9,090,333	8,911,721	9,073,849	8,907,015

Per share data - diluted:
Net earnings (loss)	$0.08	$(0.06)	$0.13	$(0.72)
Average diluted common shares outstanding	9,155,950	8,911,721	9,141,063	8,907,015

QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Quixote Corporation
Balance Sheet

(Unaudited)

	As of December 31,	As of June 30,
	2007	2007
Assets
Current assets
Cash and cash equivalents	$610,000	$674,000
Accounts receivable, net	28,100,000	31,415,000
Inventories, net	31,294,000	25,591,000
Other current assets	6,921,000	6,569,000
	66,925,000	64,249,000

Property, plant and equipment, net	18,811,000	17,660,000
Intangible assets and other, net	35,848,000	37,465,000
	$121,584,000	$119,374,000

Liabilities and Shareholders’ Equity
Current liabilities	$20,715,000	$26,121,000
Long-term debt, net	54,500,000	47,000,000
Other long-term liabilities	1,023,000	1,045,000
Shareholders’ equity	45,346,000	45,208,000
	$121,584,000	$119,374,000

Quixote Corporation
Other Information

(Unaudited)

	Six Months Ended December 31,
	2007	2006

Depreciation and amortization expense	$2,400,000	$2,700,000
Capital expenditures	$2,800,000	$1,400,000

QUIXOTE CORPORATION REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Quixote Corporation

Reconciliation of GAAP to Non-GAAP Measurements

(Unaudited)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2007	2006	2007	2006

Operating profit (loss)		$2,367,000	$367,000	$4,218,000	$(8,058,000)
Subtract:	Gain on sale of assets		(96,000)		(593,000)
Add:	Restructuring costs		2,060,000		7,655,000
	Inventory write-offs in Cost of Sales				3,620,000
Operating profit excluding gains, restructuring costs and inventory write-offs (a)
		$2,367,000	$2,331,000	$4,218,000	$2,624,000

(a)  The Company believes that the gain on sale of assets, restructuring costs and inventory write-offs related to the restructuring plan included in Cost of Sales affect the comparability of the results of operations of the 2008 second quarter and the first six months of fiscal 2008 to the results of operations for the 2007 second quarter and the first six months of fiscal 2007.  The Company also believes that disclosing operating profit excluding those items will allow investors to more easily compare the results of 2008 second quarter and the first six months of fiscal 2008 to the results of the 2007 second quarter and the first six months of fiscal 2007.

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